EXHIBIT 99.1

Civeo Announces Second Quarter 2015 Earnings

  Solid operating cash flows of $45 million in the second quarter and reduced capital expenditures driven by cost containment and capital discipline
  Awarded contract to support development of the Sitka Lodge in Kitimat
  Redomiciled the Company to Canada and amended the credit facilities with revised financial covenants
  Substantial debt reduction from $775 million at June 30, 2015 to $500 million as of July 27, 2015
  Company remains focused on capturing growth in the British Columbia LNG market, maximizing occupancy and revenues, reducing costs and limiting capital spending

HOUSTON, July 30, 2015 (GLOBE NEWSWIRE) -- Civeo Corporation (NYSE:CVEO) today reported financial results for the second quarter ended June 30, 2015.

Bradley J. Dodson, President and Chief Executive Officer of Civeo, said, "Civeo's second quarter results reflect the benefits of our cost containment strategy, better than anticipated Australian occupancy rates and increased U.S. manufacturing sales. Through our team's continued dedication and efforts, Civeo delivered good cash flows in light of the challenged operating environment and maintained a disciplined approach to capital spending."

Mr. Dodson continued, "Though we continue to see pockets of opportunity, market conditions remain challenging in our legacy oil sands markets. We remain cautiously optimistic on the prospect of LNG development on the west coast of Canada and the potential to serve our clients in the region with the outstanding customer service they have come to expect from Civeo. In addition, we are pleased with the contract win that will support the development of our new Sitka Lodge in Kitimat. This milestone is a testament to the successful execution of our land banking and LNG strategies in British Columbia and demonstrates the strength of our customer relationships."

Mr. Dodson concluded, "We completed our previously announced redomiciling of the Company to Canada on July 17, 2015, and as a result have improved our balance sheet. I want to thank our internal team and external partners for their tireless efforts on this achievement. As of July 27, 2015, we had $500 million in borrowings under our amended credit facility and $50.5 million in cash. Under the amended credit facility, the majority of our borrowings are denominated in Canadian currency, reducing future foreign currency risk. With our migration complete, the significant debt reduction and our revised financial covenants, Civeo is positioned to address this challenging market and capitalize on organic and inorganic growth opportunities. We will continue to aggressively pursue improved occupancy for our existing assets and growth in British Columbia related to LNG activity, while vigilantly managing operating costs and capital spending."

SECOND QUARTER 2015 RESULTS

In the second quarter of 2015, the Company generated revenues of $143.1 million, EBITDA of $28.8 million and Adjusted EBITDA of $40.7 million. Net loss for the quarter was $13.5 million, or $0.13 per diluted share, inclusive of a $6.6 million (or $0.06 per diluted share) after-tax loss related to the impairment of fixed assets at a village in Australia and a $1.6 million (or $0.02 per diluted share) after-tax loss from costs incurred in connection with the migration to Canada.

(EBITDA is defined as net income plus interest, taxes, depreciation and amortization and Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and certain other costs such as those associated with the spin-off and the migration).

In the second quarter of 2014, the Company generated revenues of $227.1 million. Net income in the year ago period was $13.9 million, or $0.13 per diluted share, which included a $0.09 per diluted share after-tax loss from transition costs, debt extinguishment costs and an impairment incurred in connection with the spin-off from Oil States, a $0.03 per diluted share after-tax loss from severance costs associated with the termination of an executive, and a $0.02 per diluted share after-tax loss from the impairment of assets, and for which the return or reimbursement is unlikely. EBITDA and Adjusted EBITDA in the second quarter of 2014 were $59.0 million and $76.6 million, respectively.

Revenues and Adjusted EBITDA declined in 2015 as compared to 2014 primarily due to lower occupancy levels. In addition, second quarter 2015 results were impacted by the unfavorable impact of a stronger U.S. dollar compared to the Canadian dollar and the Australian dollar, which declined in relative value by 11% and 15%, respectively, on a year-over-year basis.

BUSINESS SEGMENT RESULTS

(Unless otherwise noted, the following discussion compares the quarterly results for the second quarter of 2015 to the results for the second quarter of 2014. The 2015 results discussed below exclude the migration expenses noted above.)

Canada

The Canadian segment generated revenues of $90.1 million, EBITDA of $24.4 million and Adjusted EBITDA of $24.5 million for the second quarter of 2015 compared to revenues, EBITDA and Adjusted EBITDA of $156.5 million, $46.8 million and $50.9 million, respectively, in the second quarter of 2014. The Company's second quarter 2015 results were negatively impacted by a weaker Canadian dollar relative to the U.S. dollar, which reduced revenues by $11.4 million and Adjusted EBITDA by $3.1 million. Excluding the year-over-year impact of exchange rates, revenues would have decreased $55.0 million and Adjusted EBITDA would have decreased by $23.3 million. On a constant currency basis, revenues decreased due to reduced occupancy at lodges, as well as lower contract camp revenue due to large pipeline projects that did not recur in 2015. These items were partially offset by the opening of the Company's McClelland Lake lodge in the second quarter of 2014. Additionally, SG&A expenses were lower year-over-year due to cost containment efforts that resulted in lower headcount and overhead costs. RevPAR decreased 46% year-over-year to $59 in the second quarter of 2015, compared to $110 in the second quarter of 2014. The RevPAR decrease was primarily attributable to lower occupancy and declining foreign exchange rates.

Australia

The Australian segment generated revenues of $38.3 million, EBITDA of $9.9 million and Adjusted EBITDA of $19.5 million for the second quarter of 2015 compared to revenues of $54.4 million, EBITDA of $16.4 million and Adjusted EBITDA of $25.7 million in the second quarter of 2014. The Company's second quarter 2015 results were negatively impacted by a weaker Australian dollar relative to the U.S. dollar, which reduced revenues by $7.6 million and Adjusted EBITDA by $3.7 million. Excluding the year-over-year impact of exchange rates, revenues would have decreased $8.5 million and Adjusted EBITDA would have decreased $2.5 million. On a constant currency basis, the revenue and Adjusted EBITDA declines were primarily due to lower occupancy resulting from reduced customer commitments and lower overall customer activity and spending in the Bowen Basin. RevPAR decreased 31% year-over-year to $45 in the second quarter of 2015, compared to $65 in the second quarter of 2014. The RevPAR decrease was attributable to the weaker Australian dollar and lower occupancy levels for the Australian villages.

U.S.

The U.S. segment generated revenues of $14.8 million and EBITDA and Adjusted EBITDA of $1.9 million for the second quarter of 2015, compared to revenues, EBITDA and Adjusted EBITDA of $16.3 million, $1.0 million and $3.7 million, respectively, in the second quarter of 2014. Adjusted EBITDA decreased year-over-year due to lower U.S. drilling activity in the Bakken, Rockies and Texas markets, increased competition and lower pricing.

INCOME TAXES

The Company recognized an income tax benefit of $5.9 million, which resulted in an effective tax rate of 30.6% in the second quarter of 2015 compared to an income tax benefit which resulted in an effective tax rate of (52.4%) in the second quarter of 2014. The change in the effective tax rate from the prior year was in part the result of a change in the earnings mix between different tax jurisdictions. In addition, our 2015 tax benefit includes a $2.7 million charge related to an increase in statutory tax rates from 25% to 27% in Canada. Finally, the negative effective tax rate for the second quarter of 2014 was a result of the impact of the reduction of the Company's estimated annual effective tax rate to 14.6%.

FINANCIAL CONDITION, MIGRATION AND AMENDMENT TO CREDIT FACILITY

The Company invested $13.4 million in capital expenditures during the second quarter of 2015. Capital spending during the quarter was primarily related to routine capital maintenance. The Company currently expects capital expenditures of approximately $80 million to $90 million for full year 2015.

On July 17, 2015, the Company completed its change in place of incorporation from the United States to British Columbia, Canada. Also on July 17, 2015, the Company amended its credit facility to, among other things, (i) allow the Company to borrow under new Canadian tranches of the credit facility, (ii) substantially reduce both the existing U.S. term loan and the U.S. revolver and (iii) increase the maximum leverage ratio allowed under the credit facility.

As of July 27, 2015, the Company had total liquidity of approximately $295.9 million, comprising $245.4 million available under its amended credit facilities and $50.5 million of cash on hand.  As of July 27, 2015, the Company's debt balance had been reduced to $500 million from $775 million as of June 30, 2015.

MANAGEMENT GUIDANCE

The Company achieved second quarter 2015 revenue that was in line with its previously issued guidance and exceeded its previously issued Adjusted EBITDA guidance. Due to the recent weakness in the Canadian and Australian dollars relative to the U.S. dollar, coupled with continued weakness in oil and metallurgical coal prices, the Company is tightening its range for full year guidance. The Company now expects full year revenues of $530 million to $545 million and adjusted EBITDA of $131 million to $143 million in 2015. For the third quarter of 2015, the Company expects revenues of $104 million to $112 million and EBITDA of $20 million to $25 million.

INVESTOR CONFERENCE CALL

Civeo will answer questions about its second quarter 2015 financial results during an investor conference call tomorrow, July 31, 2015 at 11:00 am Eastern time.  This call is being webcast and can be accessed at Civeo's web site at http://www.civeo.com. Participants may also join the conference call by dialing (888) 517-2513 in the United States or by dialing +1 847 619 6533 internationally and using the passcode of 7129916. A replay of the conference call will be available ninety minutes after the completion of the call by dialing (888) 843-7419 in the United States or by dialing +1 630 652 3042 internationally and entering the passcode of 7129916.

ABOUT CIVEO

Civeo Corporation is a leading provider of workforce accommodations with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for housing hundreds or thousands of workers with its long-term and temporary accommodations and provides catering, facility management, water systems and logistics services. Civeo currently owns a total of sixteen lodges and villages in operation in Canada and Australia, with an aggregate of more than 22,000 rooms. Civeo is publicly traded under the symbol "CVEO" on the NYSE. For more information, please visit Civeo's website at http://www.civeo.com.

FORWARD LOOKING STATEMENTS

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, natural gas, iron ore and other minerals, including the level of activity and developments in the Canadian oil sands, the level of demand for coal and other natural resources from Australia, and fluctuations in the current and future prices of oil, coal, natural gas, iron ore and other minerals, risks associated with the  Company's migration, including, among other things, risks associated with changes in tax laws or their interpretations, the ability to realize the anticipated benefits thereof, the impact thereof on the Company's relationships, including with employees, customers, competitors and investors, and other factors discussed in the "Business" and "Risk Factors" sections of the Company's annual report on Form 10-K for the year ended December 31, 2014, the definitive proxy statement/prospectus with respect to the migration filed with the Securities and Exchange Commission ("SEC") on April 8, 2015 and the Company's subsequent SEC filings. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

CIVEO CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2015	2014	2015	2014

Revenues	$ 143,147	$ 227,133	$ 314,134	$ 479,932

Costs and expenses:
Cost of sales and services	89,424	133,305	192,335	276,815
Selling, general and administrative expenses	18,419	21,708	35,105	37,853
Spin-off and formation costs	--	1,896	--	2,469
Depreciation and amortization expense	42,541	42,413	84,987	82,012
Impairment expense	9,473	11,610	12,211	11,610
Other operating income (expense)	(2,573)	(25)	(1,243)	87
	157,284	210,907	323,395	410,846
Operating income (loss)	(14,137)	16,226	(9,261)	69,086

Interest expense to affiliates	--	(2,828)	--	(6,980)
Interest expense to third-parties, net of capitalized interest	(6,248)	(2,269)	(11,857)	(3,110)
Loss on extinguishment of debt	--	(3,455)	--	(3,455)
Interest income	687	991	1,809	1,793
Other income	566	709	1,564	947
Income (loss) before income taxes	(19,132)	9,374	(17,745)	58,281
Income tax benefit (provision)	5,863	4,911	4,706	(7,400)
Net income (loss)	(13,269)	14,285	(13,039)	50,881
Less: Net income attributable to noncontrolling interest	192	336	438	693
Net income (loss) attributable to Civeo Corporation	$ (13,461)	$ 13,949	$ (13,477)	$ 50,188

Net income (loss) per share attributable to Civeo Corporation common stockholders:
Basic	$ (0.13)	$ 0.13	$ (0.13)	$ 0.47
Diluted	$ (0.13)	$ 0.13	$ (0.13)	$ 0.47

Weighted average number of common shares outstanding (1):
Basic	106,626	106,294	106,543	106,294
Diluted	106,626	106,465	106,543	106,463

(1) On May 30, 2014, 106,538 thousand shares of our common stock were distributed to Oil States stockholders in connection with the Spin-Off. For comparative purposes, and to provide a more meaningful calculation of weighted-average shares outstanding, we have assumed this amount to be outstanding as of the beginning of each period prior to the separation presented in the calculation of weighted-average shares. In addition, we have assumed the dilutive securities outstanding at May 30, 2014 were also outstanding for each of the periods prior to the Spin-Off presented.

UNAUDITED CIVEO CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	JUNE 30,	DECEMBER 31,
	2015	2014
	(UNAUDITED)
Current assets:
Cash and cash equivalents	$ 315,169	$ 263,314
Accounts receivable, net	111,113	160,253
Inventories	6,246	13,228
Prepaid expenses and other current assets	37,082	27,161
Assets held for sale	8,498	--
Total current assets	478,108	463,956

Property, plant and equipment, net	1,105,508	1,248,430
Goodwill, net	44,984	45,260
Other intangible assets, net	43,540	50,882
Other noncurrent assets	24,584	20,633
Total assets	$ 1,696,724	$ 1,829,161

Current liabilities:
Accounts payable	$ 24,997	$ 36,277
Accrued liabilities	15,857	22,512
Income taxes	16	61
Current portion of long-term debt	38,750	19,375
Deferred revenue	13,083	18,539
Other current liabilities	21,659	21,677
Total current liabilities	114,362	118,441

Long-term debt to third-parties	736,250	755,625
Deferred income taxes	52,993	55,500
Other noncurrent liabilities	37,778	39,486
Total liabilities	941,383	969,052

Stockholders' equity:
Common stock	1,075	1,067
Additional paid-in capital	1,302,864	1,300,042
Accumulated deficit	(258,094)	(244,617)
Treasury stock	(146)	--
Accumulated other comprehensive loss	(291,088)	(198,491)
Total Civeo Corporation stockholders' equity	754,611	858,001
Noncontrolling interest	730	2,108
Total stockholders' equity	755,341	860,109
Total liabilities and stockholders' equity	$ 1,696,724	$ 1,829,161

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	SIX MONTHS ENDED
	JUNE 30,
	2015	2014
Cash flows from operating activities:
Net income	$ (13,039)	$ 50,881
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	84,987	82,012
Impairment charges	12,211	11,610
Inventory write-down	1,015	--
Loss on extinguishment of debt	--	3,455
Deferred income tax provision (benefit)	(7,469)	(7,151)
Non-cash compensation charge	2,331	5,419
Losses (gains) on disposals of assets	(642)	574
Provision for loss on receivables	1,055	199
Other, net	(164)	851
Changes in operating assets and liabilities:
Accounts receivable	38,761	(12,622)
Inventories	5,352	8,841
Accounts payable and accrued liabilities	(14,561)	21,405
Taxes payable	(7,324)	(14,376)
Other current assets and liabilities, net	(8,223)	3,633
Net cash flows provided by operating activities	94,290	154,731

Cash flows from investing activities:
Capital expenditures, including capitalized interest	(24,102)	(141,667)
Proceeds from disposition of property, plant and equipment	1,844	1,350
Other, net	--	(778)
Net cash flows used in investing activities	(22,258)	(141,095)

Cash flows from financing activities:
Proceeds from issuance of common stock	500	--
Term loan borrowings, net of issuance costs	--	775,000
Debt issuance costs	--	(9,106)
Distributions to Oil States	--	(750,000)
Contributions from Oil States	--	28,170
Net cash flows provided by financing activities	500	44,064

Effect of exchange rate changes on cash	(20,677)	3,666

Net change in cash and cash equivalents	51,855	61,366

Cash and cash equivalents, beginning of period	263,314	224,128

Cash and cash equivalents, end of period	$ 315,169	$ 285,494

CIVEO CORPORATION
SEGMENT DATA
(in thousands)
(unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2015	2014	2015	2014
Revenues
Canada	$ 90,072	$ 156,479	$ 206,972	$ 336,803
Australia	38,268	54,383	80,127	109,847
United States	14,807	16,271	27,035	33,282
Total revenues	$ 143,147	$ 227,133	$ 314,134	$ 479,932

EBITDA (1)
Canada	$ 24,391	$ 46,809	$ 61,903	$ 108,604
Australia	9,910	16,422	30,633	47,226
United States	1,906	1,038	(1,710)	4,177
Corporate and eliminations	(7,429)	(5,257)	(13,974)	(8,655)
Total EBITDA	$ 28,778	$ 59,012	$ 76,852	$ 151,352

Adjusted EBITDA (1)
Canada	$ 24,549	$ 50,926	$ 62,061	$ 112,726
Australia	19,522	25,653	40,245	56,457
United States	1,906	3,726	2,043	6,892
Corporate and eliminations	(5,283)	(3,670)	(10,668)	(6,527)
Total adjusted EBITDA	$ 40,694	$ 76,635	$ 93,681	$ 169,548

Operating income (loss)
Canada	$ (3,820)	$ 25,424	$ 8,300	$ 67,466
Australia	(4,882)	(205)	1,845	15,638
United States	(1,801)	(3,767)	(8,695)	(5,428)
Corporate and eliminations	(3,634)	(5,226)	(10,711)	(8,590)
Total operating income (loss)	$ (14,137)	$ 16,226	$ (9,261)	$ 69,086

(1) The term EBITDA is defined as net income plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and certain other costs such as those incurred associated with the Spin-Off and the migration. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net income, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2015	2014	2015	2014

Net income (loss)	$ (13,461)	$ 13,949	$ (13,477)	$ 50,188
Income tax (benefit) provision	(5,863)	(4,911)	(4,706)	7,400
Depreciation and amortization	42,541	42,413	84,987	82,012
Interest income	(687)	(991)	(1,809)	(1,793)
Interest expense	6,248	8,552	11,857	13,545
EBITDA	$ 28,778	$ 59,012	$ 76,852	$ 151,352
Adjustments to EBITDA
Impairment of intangible asset (a)		8,989		8,989
Impairment of fixed assets (b)	9,473	2,621	9,473	2,621
Severance costs (c)		4,117		4,117
Transition costs (d)		1,896		2,469
Migration costs (e)	2,443	--	3,603	--
Loss on assets held for sale (f)		--	3,753	--
Adjusted EBITDA	$ 40,694	$ 76,635	$ 93,681	$ 169,548

(a) Relates to the impairment of an intangible asset in Australia. Due to the Spin-Off, and the resulting rebranding of the Company's Australian operations from The Mac to Civeo Australia, it was determined that the fair value of an intangible asset associated with The Mac brand was zero. The $9.0 million impairment ($6.3 million after-tax, or $0.06 per diluted share), which is related to our Australia segment, is included in Impairment expense on the unaudited statements of operations.

(b) 2015 relates to the impairment of certain fixed assets which carrying value we have determined is not to be recoverable. The $9.5 million impairment ($6.6 million after-tax, or $0.06 per diluted share), which is related to our Australian segment, is included in Impairment expense on the unaudited statements of operations. 2014 relates to the impairment of certain fixed assets which are not in our custody, and for which return has been determined to be uncertain. The $2.6 million impairment ($1.7 million after-tax, or $0.02 per diluted share), which is related to our U.S. segment, is included in Impairment expense on the unaudited statements of operations.

(c) Relates to severance costs associated with the termination of an executive. The $4.1 million expense ($3.1 million after-tax, or $0.03 per diluted share), which is related to our Canadian segment, is included in Selling, general and administrative expenses on the unaudited statements of operations.

(d) Relates to transition costs incurred associated with becoming a stand-alone company. The $1.9 million and $2.5 million in costs ($1.2 million and $1.6 million,respectively, after-tax, or $0.01 and $0.01, respectively, per diluted share), which are primarily corporate in nature, are included in Spin-off and formation costs on the unaudited statements of operations.

(e) Relates to costs incurred associated with the Company's redomiciliation to Canada. The $2.4 million and $3.6 million in costs ($1.6 million and $2.4 million, respectively, after-tax, or $0.02 and $0.03, respectively, per diluted share, respectively), which are primarily corporate in nature, are included in Selling, general and administrative costs on the statements of operations.

(f) Relates to the first quarter 2015 decision to close a manufacturing facility in the United States. As a result, the related assets were written down to their estimated sales proceeds, less costs to sell. We recorded a pre-tax loss of $3.8 million ($2.4 million after-tax, or $0.02 per diluted share), of which $1.1 million is included in Cost of sales and services and $2.7 million is included in Impairment expense on the statements of operations.

CIVEO CORPORATION
SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA
(U.S. dollars in thousands, except for room counts, RevPAR and average daily rate)
(unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2015	2014	2015	2014

Supplemental Operating Data - Canadian Segment
Revenues
Lodge revenues (1)	$ 70,351	$ 122,709	$ 158,188	$ 245,099
Mobile, open camp and product revenues	19,721	33,770	48,784	91,704
Total Canadian revenues	$ 90,072	$ 156,479	$ 206,972	$ 336,803

Average available lodge rooms (2)	13,229	12,296	13,225	12,082

Rentable rooms (3)	10,398	10,780	10,471	10,629

Average daily rates (4)	$ 120	$ 144	$ 127	$ 145

RevPAR for lodges (5)	$ 59	$ 110	$ 66	$ 112

Occupancy in lodges (6)	63%	88%	65%	89%

Canadian dollar to U.S. dollar	$ 0.814	$ 0.917	$ 0.810	$ 0.912

Supplemental Operating Data - Australian Segment
Revenues
Village revenues (1)	$ 38,268	$ 54,383	$ 80,127	$ 109,847

Average available village rooms (2)	9,296	9,258	9,296	9,260

Rentable rooms (3)	8,921	9,083	9,022	9,020

Average daily rates (4)	$ 77	$ 101	$ 79	$ 95

RevPAR for villages (5)	$ 45	$ 65	$ 48	$ 66

Occupancy in villages (6)	61%	65%	62%	71%

Australian dollar to U.S. dollar	$ 0.778	$ 0.933	$ 0.782	$ 0.915

(1) Includes revenue related to rooms as well as the fees associated with catering, laundry and other services including facilities management.

(2) Average available rooms relate to Canadian lodges and Australian villages and include rooms that are utilized for our personnel.

(3) Rentable rooms relate to Canadian lodges and Australian villages and exclude rooms that are utilized for our personnel and out of service rooms.

(4) Average daily rate is based on rentable rooms and lodge/village revenue in U.S. dollars.

(5) RevPAR, or revenue per available room, is defined as lodge revenue divided by the product of (a) average available rooms and (b) days in the period. An available room is defined as a calendar day during which the room is available for occupancy.

(6) Occupancy represents total billed days divided by rentable days. Rentable days excludes staff rooms and out of service rooms.

CONTACT: Company Contact:
         Frank C. Steininger
         Civeo Corporation
         Senior Vice President and Chief Financial Officer
         713-510-2400